Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-12670, 333-12672, 333-98425, 333-101452, 333-107975, 333-116596, 333-132251 and 333-153436 on Form S-8 of our reports relating to the consolidated financial statements of O 2Micro International Limited and the effectiveness of O2Micro International Limited’s internal control over financial reporting dated April 17, 2009, appearing in the Annual Report on Form 20-F of O2Micro International Limited for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE
Deloitte & Touche
Taipei, Taiwan
Republic of China

May 12, 2009